UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 27, 2009
REAL MEX RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-116310	13-4012902

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5660 Katella Avenue, Suite 100 Cypress, CA	90630

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (562)-346-1200
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
The information set forth in Item 5.02 below is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Entry into Employment Agreement with Richard Rivera
In connection with Richard “Dick” Rivera’s appointment as President, Chief Executive Officer and Chairman of the Board of Directors on April 6, 2009, the Company and Mr. Rivera entered into an employment agreement on May 27, 2009. As previously reported, the agreement provides for a two-year term of employment with an additional one-year evergreen renewal for which either party has the option not to renew upon 90 days prior notice. Mr. Rivera has agreed to an initial annual base salary of $500,000, to be reviewed and adjusted annually, and an annual performance bonus which will be in a range of up to 150% of his base salary then in effect under the Company’s senior management bonus plan. In addition, Mr. Rivera will participate in an equity and/or profit sharing plan based on improvements to equity value during the next three years, the details of which will be set forth in a separate agreement. In the event Mr. Rivera is terminated without cause, resigns within 30 days following a change in control or resigns for good reason, he will be entitled to six months of his base salary in effect at the time of termination, payment of premiums for COBRA coverage for a twelve-month period, and pro rata vesting in the equity/profit sharing plan, on a three-year straight-line monthly basis through the date of termination. Mr. Rivera will be reimbursed up to $50,000 per year (on an after tax basis) for expenses related to renting a home in California and travel between the Company’s office and Mr. Rivera’s home in Florida.
The description of Mr. Rivera’s employment agreement is not intended to be complete and is qualified in its entirety by the complete text of the document attached to this filing as an exhibit, which is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description
10.1	Executive Employment Agreement, dated May 27, 2009 by and between Real Mex Restaurants, Inc. and Richard (“Dick”) Rivera

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL MEX RESTAURANTS, INC.
Date: June 2, 2009	By:	/s/ Steven Tanner
Steven Tanner
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Executive Employment Agreement, dated May 27, 2009 by and between Real Mex Restaurants, Inc. and Richard (“Dick”) Rivera